Exhibit 99.3

Park Sterling Corporation Announces

Quarterly Cash Dividend on Common Shares

Charlotte, NC – October 25, 2013 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today announced that its Board of Directors has declared a regular quarterly cash dividend to its common shareholders of $0.02 per common share, payable on November 20, 2013 to all shareholders of record as of the close of business on November 6, 2013. Future dividends will be subject to Board approval.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 43 banking offices stretching across the Carolinas and into North Georgia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care if they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community-focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Forward-Looking Statements

This press release contains statements about future dividends that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of factors that could cause actual events to differ materially from those anticipated, including without limitation future results of operations and financial condition, approval of the declaration of any quarterly dividend by Park Sterling’s Board of Directors and the precautionary statements included in Park Sterling’s filings with the SEC, including without limitation the “Risk Factors” section of its Form 10-K. Park Sterling undertakes no obligation to update publicly any forward-looking statements.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

david.gaines@parksterlingbank.com